      As filed with the Securities and Exchange Commission on July 28, 2004
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                        DEUTSCHE BANK AKTIENGESELLSCHAFT
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        GERMANY                                          NOT APPLICABLE
(STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)                              NUMBER)

                                 TAUNUSANLAGE 12
                             60325 FRANKFURT AM MAIN
                                     GERMANY
                                011-49-69-910-00
              (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   DEUTSCHE BANK RESTRICTED EQUITY UNITS PLAN
                     DEUTSCHE BANK KEY EMPLOYEE EQUITY PLAN
                            (FULL TITLE OF THE PLAN)

                              -------------------
                               JAMES T. BYRNE, JR.
               DEUTSCHE BANK AMERICAS, C/O OFFICE OF THE SECRETARY
                                 60 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 469-5000
(NAME, ADDRESS, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------
                                 WITH COPIES TO:

                                                        LEGAL DEPARTMENT
      ROBERT J. RAYMOND, ESQ.                   DEUTSCHE BANK AKTIENGESELLSCHAFT
CLEARY, GOTTLIEB, STEEN & HAMILTON                       TAUNUSANLAGE 12
         ONE LIBERTY PLAZA                            60325 FRANKFURT AM MAIN
        NEW YORK, NY 10006                                   GERMANY
          (212) 225-2000                                 011-49-69-910-00

                         CALCULATION OF REGISTRATION FEE

                         TITLE OF         AMOUNT TO BE       PROPOSED MAXIMUM        PROPOSED MAXIMUM
        NAME          SECURITIES TO        REGISTERED       OFFERING PRICE PER      AGGREGATE OFFERING         AMOUNT OF
      OF PLAN         BE REGISTERED           (1)                SHARE(2)                 PRICE            REGISTRATION FEE
Deutsche Bank         Ordinary
Restricted Equity     shares, no par
Units Plan            value                 15,300,000           $ 70.62              $1,080,486,000         $  136,897.58

Deutsche Bank Key     Ordinary shares,
Employee Equity Plan  no par value           3,200,000           $ 70.62              $  225,984,000         $   28,632.17

(1) Together with an indeterminate number of ordinary shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Deutsche Bank Restricted Equity Units Plan and the Deutsche Bank Key Employee Equity Plan (collectively, the "Plans") as a result of stock splits, stock dividends or similar adjustments of the outstanding ordinary shares of Deutsche Bank Aktiengesellschaft (the "Registrant").

(2) Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to ordinary shares issuable pursuant to stock options or other awards not yet granted under the Plans and based upon the average of the high and low prices of the ordinary shares of the Registrant as reported on the New York Stock Exchange on July 23, 2004.

================================================================================

      The purpose of this Registration Statement on Form S-8 is to register securities issued under the Deutsche Bank Restricted Equity Units Plan (the "REU Plan") and the Deutsche Bank Key Employee Equity Plan (the "KEEP" and, collectively, the "Plans"). Pursuant to the Plans, certain employees of Deutsche Bank AG and its subsidiaries are issued restricted equity units. Subject to the satisfaction of the vesting conditions, each restricted equity unit granted under the Plans entitles the Plan participant to receive one ordinary share, no par value, of Deutsche Bank AG. In addition to the REU Plan ordinary shares registered hereunder, Deutsche Bank AG has previously registered 3,400,000 REU Plan ordinary shares on its Registration Statement on Form S-8 (Registration No. 333-97257).

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

      Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      Not filed as part of this Registration Statement pursuant to Note to Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

      The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

      (i) The Registrant's Annual Report on Form 20-F, for the fiscal year ended December 31, 2003, filed with the Commission on March 25, 2004.

      (ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (i) above.

      All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

      For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

      Set forth below is a summary of certain information relating to the Registrant's share capital and of certain provisions of the Registrant's Articles of Association and German law. This summary does not purport to be complete and is qualified by reference to the Registrant's Articles of Association and German law as in effect of the date of this Registration Statement.

      The Registrant's issued share capital on December 31, 2003 amounted to Euro 1,489,546,870 divided into 581,854,246 no par value ordinary registered shares with a notional value of Euro 2.56 each share.

      Pursuant to the Registrant's Articles of Association, the Board of Managing Directors (Vorstand) is authorized, until various dates during the next several years, and with the approval of the Registrant's Supervisory Board (Aufsichtsrat), to increase the Registrant's share capital from time to time by up to approximately Euro 584.0 million through the issue of new shares, in part against cash contributions and in part against contributions in kind. Some of these authorizations exclude preemptive rights. In addition, the Articles of Association provide that the share capital has been increased conditionally by up to Euro 305.9 million for issuances of shares relating to certain convertible bonds, participatory certificates and warrants, and relating to certain share option plans.

Please refer to "Item 10: Additional Information - Memorandum and Articles of Association" of our 2003 Annual Report on Form 20-F for information regarding our share capital

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

      Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Under German law, a corporation may indemnify its officers, and, under certain circumstances, German labor law requires a stock corporation to do so. However, a corporation may not, as a general matter, indemnify members of the Board of Managing Directors or the Supervisory Board. A German stock corporation may, however, purchase directors' and officers' insurance. The insurance may be subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of the Board of Managing Directors or the Supervisory Board for attorneys' fees incurred if such member is the successful party in a suit in a country, like the United States, where winning parties are required to bear their own costs, if German law would have required the losing party to pay the member's attorneys' fees had the suit been brought in Germany and for attorneys' fees incurred in connection with other proceedings.

      Members of the Registrant's Supervisory Board and Board of Managing Directors and officers of the Registrant will be covered by customary liability insurance, including insurance against liabilities under the Securities Act.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8. EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

      4.1   English translation of Articles of Association of the Registrant

      4.2   Deutsche Bank Restricted Equity Units Plan - Plan Rules

      4.3   Deutsche Bank Key Employee Equity Plan - Plan Rules

      23.1 Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, Independent Registered Public Accounting Firm

      24.1  Power of Attorney (included on signature pages)

ITEM 9. UNDERTAKINGS.

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Frankfurt, Germany on the 20th day of July, 2004.

                                DEUTSCHE BANK AKTIENGESELLSCHAFT

                                By: /s/ DR. JOSEF ACKERMANN
                                    -------------------------------
                                    Dr. Josef Ackermann
                                    Spokesman of the Board of Managing Directors

                                    /s/ DR. TESSEN VON HEYDEBRECK
                                    --------------------------------
                                    Dr. Tessen von Heydebreck
                                    Member of the Board of Managing Directors

      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of July, 2004.

         SIGNATURE                                   TITLE

 PRINCIPAL EXECUTIVE OFFICER
                                    Spokesman of the Board of Managing Directors
   /s/ DR. JOSEF ACKERMANN
-----------------------------
   (Dr. Josef Ackermann)

 PRINCIPAL FINANCIAL OFFICER
                                             Chief Financial Officer and
   /s/ DR. CLEMENS BOERSIG           Member of the Board of Managing Directors
-----------------------------
   (Dr. Clemens Boersig)

 PRINCIPAL ACCOUNTING OFFICER
                                                  Group Controller
   /s/ ANTHONY DIIORIO
-----------------------------
     (Anthony DiIorio)

AUTHORIZED REPRESENTATIVE IN THE
       UNITED STATES:

   /s/ JAMES T. BYRNE, JR.
 -------------------------
   James T. Byrne, Jr.,
  Deutsche Bank Americas
  Office of the Secretary

                                   DIRECTORS:

      Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of July, 2004.

                                POWER OF ATTORNEY

      Each person whose signature appears below on this Registration Statement hereby constitutes and appoints each of Mathias Otto and Joseph C. Kopec, acting jointly, with full power to act as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments (including post-effective amendments thereto) to this Registration Statement to which this power of attorney is attached, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

/s/ DR. JOSEF ACKERMANN                               /s/ DR. CLEMENS BOERSIG
--------------------------                            --------------------------
 (Dr. Josef Ackermann)                                  (Dr. Clemens Boersig)

/s/ DR. TESSEN VON HEYDEBRECK                         /s/ HERMANN-JOSEF LAMBERTI
-----------------------------                         --------------------------
 (Dr. Tessen von Heydebreck)                            (Hermann-Josef Lamberti)

                                  EXHIBIT INDEX

EXHIBIT                        DESCRIPTION                                  METHOD OF FILING            PAGE
  NO.
 4.1       English translation of Articles of Association of the       Incorporated by reference to
           Registrant                                                  the exhibit to the
                                                                       Registrant's Form 6-K filed
                                                                       November 1, 2003                  --

 4.2       Deutsche Bank Restricted Equity Units Plan - Plan Rules     Filed herewith                     9

 4.3       Deutsche Bank Key Employee Equity Plan - Plan Rules         Filed herewith                    21

 23.1      Consent of KPMG Deutsche Treuhand-Gesellschaft              Filed herewith
           Aktiengesellschaft Wirtschaftsprufungsgesellschaft,
           Independent Registered Public Accounting Firm                                                 32

 24.1      Power of Attorney                                           Included on signature pages       --